Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Eledon Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1) (2)	Proposed Maximum Offering Price Per Share (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, $0.001 par value	457(c)	21,100,000	$3.09	$65,199,000	0.00014760	$9,623.37

	Total Offering Amounts					$65,199,000		$9,623.37

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$9,623.37

(1)

The shares of common stock will be offered for resale by the selling stockholders pursuant to the prospectus constituting part of the registration statement to which this exhibit is attached. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional number of shares of common stock issuable upon stock splits, stock dividends, or other distribution, recapitalization or similar events with respect to the shares of common stock being registered pursuant to this registration statement.

(2)

This registration statement registers the resale of 21,100,000 shares of the Registrant’s common stock, which consists of 13,110,484 shares of common stock held by the selling stockholders and 7,989,516 shares of common stock issuable upon the exercise of outstanding pre-funded warrants to purchase shares of common stock held by certain selling stockholders.

(3)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low price per share of the Registrant’s common stock as reported on The Nasdaq Capital Market on May 21, 2024.